UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A
Amendment No. 2
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 9, 2011

CHARTER FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

United States	001-34889	58-2659667
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

1233 O. G. Skinner Drive, West Point, Georgia	31833
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (706) 645-1391

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This amendment on Form 8-K/A (“Amendment No.2”) amends the Current Report on Form 8-K for Charter Financial Corporation (the “Company”) as initially filed with the Securities and Exchange Commission (“SEC”) on September 15, 2011, and amended on September 16, 2011 (the “Original Report”). As described in the Original Report, on September 9, 2011, the Company’s wholly owned subsidiary, CharterBank, entered into a definitive agreement (the “Agreement”) with the Federal Deposit Insurance Corporation to assume certain liabilities and acquire certain assets of The First National Bank of Florida (FNB).  The sole purpose of this Amendment is  to update the disclosures in Item 8.01 and to provide the financial information required by Item 9.01. In reliance on guidance provided in Staff Accounting Bulletin, Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions (SAB 1:K). The information contained in the Original Report remains in effect, except as expressly amended by this Amendment No.2.

Item 2.01 Completion of an Acquisition or Disposition of Assets

The Agreement provides that assets be purchased and liabilities be assumed by CharterBank at FNB’s carrying value. Pursuant to the Agreement, CharterBank received a discount of $28 million on the assets and paid no deposit premium.

As required under accounting principles generally accepted in the United States (US GAAP) and as discussed in further detail in Item 9.01, the acquired assets and assumed liabilities were recorded at their estimated fair values. Except where otherwise indicated, the accompanying discussion of assets acquired and liabilities assumed are based on estimated fair values on the date of the Agreement.

FNB operated through 8 branches in the state of Florida, primarily in the Northwestern Florida Gulf Coast region. The fair value of assets purchased by CharterBank totaled $249.0 million, including $121.5 million in loans $49.3 million in cash and due from banks, $12.9 million in investments available for sale, and $10.6 million in other real estate acquired through foreclosure (OREO). CharterBank assumed liabilities with a fair value of $248.3 million, including $244.7 million in deposits along with $421,000 in deferred tax liabilities and $3.2 million in other liabilities.

The loans and foreclosed real estate purchased are covered by two loss sharing agreements between the FDIC and CharterBank (one for single family loans and the other for all other loans and OREO), which affords CharterBank significant loss protection. Under the loss sharing agreements, the FDIC will cover 80 percent of covered loan and OREO losses and share in 80% of recoveries on covered loans and OREO, in each case with the exception of $900,259 in consumer loans.  The term for loss sharing on residential real estate loans and OREO is ten years, while the term for loss sharing on non-residential real estate loans and OREO is five years in respect to losses and eight years for loss recoveries. The reimbursable losses from the FDIC are based on the contractual value of the relevant loan as determined by the FDIC at the date of the transaction, accrued interest on loans for up to 90 days, the book value of OREO and certain direct costs. New loans made after the date of the transaction are not covered by the loss sharing agreements.

 Within 30 days after the end of each quarter from the quarter ended December 31, 2011 to the quarter ended September 30, 2021, CharterBank will deliver to the FDIC a certificate documenting the losses on residential real estate and OREO and any recoveries offsetting prior losses on such loans during the applicable quarter. Within 30 days after the end of each quarter from the quarter ended December 31, 2011 to the quarter ended September 30, 2016, CharterBank will deliver to the FDIC a certificate documenting the losses on non-residential real estate loans and OREO and any recoveries offsetting prior losses on such loans during the applicable quarter.  In addition, within 30 days after the end of each quarter from the quarter ended December 31, 2016 to the quarter ended September 30, 2019, the Bank will deliver to the FDIC a certificate documenting recoveries on non-residential real estate loans and OREO.

After the FDIC receives a certificate as described above, the FDIC will remit payment for the covered portion of a net loss reflected in such certificate. If a certificate reflects a net recovery, then CharterBank will remit to the FDIC the covered percentages at the time the certificate is submitted.

An analysis of the likely short-term and long-term effects of the loss sharing agreements on Charter Financial’s cash flows and reported results is included in Item 9.01 below.

The foregoing description of the Agreement, including the loss sharing agreements, is a summary and is qualified in its entirety by reference to the full version of the Agreement. A copy of the Agreement, including the loss sharing agreements, is incorporated herein as Exhibit 2.01 by reference to the Company’s Form 8-K/A filed with the SEC on September 16, 2011.

Item 9.01  Financial Statements Exhibits

As set forth in Item 2.01 above, on September  9, 2011, CharterBank acquired most of the assets and assumed most of the liabilities of FNB pursuant to the Agreement. The following discussion should be read in conjunction with the historical financial statements and the related notes of Charter Financial Corporation, which have been filed with the Securities and Exchange Commission, and the audited statement of assets acquired and liabilities assumed, which is included as Exhibit 99.1 to this filing.

FAIR VALUE ESTIMATES

The determination of the fair value of assets acquired and liabilities assumed involves a high degree of judgment and complexity. Management estimated fair values of the acquired assets and assumed liabilities in accordance with US GAAP. However, the amount that Charter Financial realizes on these assets and liabilities could differ materially from the carrying value reflected in the financial statements. The fair value of the acquired loans, OREO and the FDIC receivable for loss sharing agreements reflects management’s best estimate of the amount to be realized on each of these assets. To the extent the actual values realized for the acquired loans and OREO are different from the estimates, the FDIC loss sharing receivable will generally be impacted in an offsetting manner due to the terms of loss-sharing support from the FDIC.

SUMMARY

Including the impact of all fair value adjustments, acquired assets totaled $249.0 million or 21.3 percent of Charter Financial’s consolidated assets as of September 30, 2011. The fair value of loans acquired totaled $121.5 million, which represented 18.3 percent of gross loans and leases as of September 30, 2011. Acquired investments totaled $12.9 million or 8.1 percent of Charter Financial’s investments at September 30, 2011. The fair value of OREO totaled $10.6 million. CharterBank recorded a $51.6 million receivable that was based on projected amounts to be received from the FDIC under the FNB loss sharing agreements. CharterBank also received cash of $49.3 million.

The fair value of total liabilities assumed equaled $248.3 million or 24.1 percent of total liabilities at September 30, 2011. Deposit liabilities assumed totaled $244.7  million or 26.9 percent of deposit liabilities at September 30, 2011.

INVESTMENTS

All investment reported results are included in note 5 in Exhibit 99.1 of Item 9.01- Financial Statements and Exhibits.

LOANS

Contractual Maturity and Yields of Loan Portfolio. The following table presents the maturity schedule with respect to certain individual categories of loans acquired as of September 9, 2011. The amounts shown in the table are contractual unpaid principal balances for both covered and non-covered loans.

	One Year or Less	After One but Within Five Years	More Than Five Years	Total
Acquired Loans
1-4 family residential real estate	$5,234,754	$3,711,996	$887,532	$9,834,282
Commercial real estate	113,275,964	40,661,469	6,372,666	160,310,099
Commercial	3,740,503	2,152,576	1,443,481	7,336,560
Real estate construction	6,720,649	-	-	6,720,649
Consumer and other	644,341	613,994	467,375	1,725,710

Total acquired loans	$129,616,211	$47,140,035	$9,171,054	$185,927,300

All other loan reported results are included in note 6 in Exhibit 99.1 of Item 9.01- Financial Statements and Exhibits.

ASSET QUALITY

The following table presents information regarding the fair value of nonperforming assets of FNB acquired on September 9, 2011:

September 9, 2011
(thousands)
Nonaccrual loans covered under loss sharing agreements	$26,345
Other real estate owned covered under loss sharing agreements	10,560
Total nonperforming assets covered under loss sharing agreements	$36,905
Accruing loans more than 90 days past due	$—

DEPOSITS

As of September 9, 2011, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $57.0 million.  The following table sets forth the maturity of those certificates as of September 9, 2011.

At September 9, 2011
Retail (1)
(In Thousands)
Three months or less	$46,520
Over three months through six months	3,023
Over six months through one year	3,847
Over one year to three years	467
Over three years	3,158

Total	$57,015

(1)	Retail certificates of deposit consist of deposits held directly by customers. The weighted average interest rate for all retail certificates of deposit at September 9, 2011, was 1.75%.

All other deposit reported results are included in note 7 in Exhibit 99.1 of Item 9.01- Financial Statements and Exhibits.

CharterBank recorded a core deposit intangible asset based on an estimated value of transaction accounts assumed from FNB. The $1.1 million of core deposit intangible will be amortized on an accelerated basis over its estimated average life, which was determined to be six years.

LONG-TERM OBLIGATIONS

As of September 9, 2011, there were no long-term obligations that were assumed by CharterBank.

RESULTS OF OPERATIONS

Charter Financial believes the transaction will improve net interest income, as interest earned on acquired loans and investments are expected to exceed interest paid on assumed deposits and borrowings. The extent to which net interest income may be adversely affected by a portion of acquired loans that may be designated as nonaccrual loans at a later date will likely be offset by the loss sharing agreements and the related discounts recorded upon the purchase of the loans.

Based upon the acquisition date fair values of the net assets acquired, no goodwill was recorded. The transaction resulted in an acquisition gain of $1.1 million, which will be included in noninterest income in the  consolidated statement of operations of the Company for the year ended September 30, 2011.  The gain resulted from the difference between the estimated fair values of acquired assets and assumed liabilities.

Purchased loans and OREO are covered by loss sharing agreements between the FDIC and CharterBank, which provide CharterBank with significant loss protection. Under the loss sharing agreements, the FDIC will cover 80 percent of covered loan and foreclosed real estate losses, including qualifying external expenses relating to such covered assets and will share in 80% of recoveries offsetting prior losses on non-residential real estate loans and OREO.

The loss sharing agreements will likely have a material impact on the cash flows and operating results of CharterBank.  If actual results of cash flows are worse than expected, then additional provisions for loan losses will result.  If the borrower is unable to make the contractual payments, cash flows will be affected. If a loan is subsequently charged off after CharterBank exhausts its collection efforts, the loss sharing agreements will cover a substantial portion of the loss associated with the covered assets.

CharterBank does not expect to record any significant loan loss provisions in the foreseeable future related to FNB’s loan portfolio because the loans were written down to estimated fair value in connection with the recording of the acquisition. Nevertheless, in the event that acquired loan quality deteriorates further in future periods, CharterBank will record provisions for loan losses and increases to the FDIC receivable.

CharterBank believes that noninterest income and expense will both increase as a result of the FNB transaction. Noninterest income will benefit from the service charge income and other fees generated by new customer relationships. Noninterest expenses will increase due to the personnel, occupancy and other operating costs resulting from the new markets.

We have omitted certain financial information of FNB required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in SEC Staff Accounting Bulletin I: K, Financial Statements of Acquired Troubled Financial Institutions ("SAB I :K"). SAB I:K provides relief from the requirements of Rule 3-05 in certain instances, such as the FNB transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

LIQUIDITY

Assets acquired from FNB include $62.2 million of highly-liquid assets (cash, overnight investments and investment securities available for sale), which represent 25.0 percent of total acquired assets. These assets provide liquidity for various operating needs, including deposit runoff. In addition, the acquisition provides access to new customers, and allows the Company the opportunity to generate new deposit balances as needed to support its liquidity position.

As of October 31, 2011 total non-time deposits equaled $121,187,570 compared to $130,943,882 at September 9, 2011, a decrease of $9,756,312.  Time deposits at October 31, 2011 were $99,320,584 compared to $113,771,150 at September 9, 2011, a decrease of $14,450,566.  CharterBank is in the process of adjusting interest rates on time deposits which under the terms of the Agreement the bank is allowed to do.  With the closing of FNB’s four branches and adjusted rates on time deposits, we are expecting approximately $50 million in deposit runoff.

At September 30, 2011, Charter Financial’s highly-liquid assets totaled $308.5 million, compared to $230.0 million at June 30, 2011. The $78.5 million increase in highly-liquid assets primarily reflects the impact of the FNB acquisition.

The loss sharing agreements will likely have a material impact on our cash flows and operating results in both the short term and the long term. In the short term, it is likely that a significant amount of the covered loans will become delinquent or will have inadequate collateral to repay the loans. If actual results of cash flows are worse than expected, then additional provisions for loan losses will result.  Management believes that it has established sufficient nonaccretable discounts on covered assets representing expected credit losses. Nonaccretable discounts were also established within loans for any amounts expected to be recovered from the loss sharing agreements with the FDIC because such amounts are disclosed separately within the FDIC receivable. The effects of the loss sharing agreements on cash flows and operating results in the long term will be similar to the short-term effects described above. The long-term effects will depend primarily on the ability of borrowers to make required payments over time. As the loss sharing agreements cover up to a 10-year period (5 years for loans other than single family residential mortgage loans), changing economic conditions will likely affect the timing of future charge-offs and the resulting reimbursements from the FDIC. We believe that any recapture of interest income and recognition of cash flows from borrowers or amounts received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period, as we exhaust our collection efforts under our normal practices. In addition, we recorded substantial discounts related to the purchase of covered loans and assets. A portion of these discounts will be accretable to income over the term of the loss sharing agreements and will be dependent upon the timing and success of our collection efforts on the covered loans.

CAPITAL

At September 30, 2011 CharterBank was “well-capitalized.” The ratios shown below reflect the impact of the FNB acquisition. The impact of the acquisition of FNB was not material to the risk-based capital ratios or the leverage ratio of CharterBank.

	CharterBank	Well-capitalized requirement
Tier 1 risk-based capital ratio	23.10%	6.00%
Total risk-based capital ratio	24.36%	10.00%
Tier 1 leverage capital ratio	10.68%	5.00%

RISK FACTORS

Mergers and acquisitions

We must receive federal and state regulatory approvals before we can acquire a bank or bank holding company. Prior to granting approval, bank regulators will consider, among other factors, the effect of the acquisition on competition, financial condition and future prospects including current and projected capital ratios, the competence, experience and integrity of management, our record of compliance with laws and regulations, and the convenience and needs of the communities to be served, including our record of compliance under the Community Reinvestment Act. We cannot be certain when or if any required regulatory approvals will be granted or what conditions may be imposed by the approving authority.

In addition to the risks related to regulatory approvals, complications in the conversion of operating systems, data systems and products may result in the loss of customers, damage to our reputation, operational problems, one-time costs currently not anticipated or reduced cost savings resulting from a merger or acquisition. The integration could result in higher than expected deposit attrition, loss of key employees, disruption of our businesses or the businesses of the acquired company, or otherwise adversely affect our ability to maintain relationships with customers and employees or achieve the anticipated benefits of the acquisition.

With respect to the 2011 acquisition of FNB, the exposure to prospective losses on certain assets are covered under loss sharing agreements with the FDIC. These loss sharing agreements impose certain obligations on us that, in the event of noncompliance could result in the disallowance of our rights under the loss sharing agreements.

Unfavorable changes in economic conditions

Our business is highly affected by national, regional and local economic conditions. These conditions cannot be predicted or controlled, and may have a material impact on our operations and financial condition. Unfavorable economic developments such as an increase in unemployment rates, decreases in real estate values, rapid changes in interest rates, higher default and bankruptcy rates and various other factors could weaken the national economy as well as the economies of specific communities we serve. Weakness in our market areas could depress our earnings and financial condition because borrowers may not be able to repay their loans, there may be a lack of qualified borrowers applying for loans causing our loan portfolio to decline, collateral values may fall, and the general quality of our loan portfolio may decline.

Instability in real estate markets

Disruption in real estate markets including reduced sales activity and falling market prices have adversely affected collateral values. Instability in residential and commercial real estate markets could result in higher credit losses in the future if customers default on loans that, as a result of lower property values, are no longer adequately collateralized. The weak real estate markets could also affect our ability to sell other real estate owned.

Operational and data security risk

We are exposed to many types of operational risks, including reputational risk, legal and compliance risk, the risk of illegal activities conducted by employees or outsiders, data security risk and operational errors. Our dependence on automated systems, including the automated systems used by acquired entities, to record and process transactions may further increase the risk that technical failures or tampering of those systems will result in losses that are difficult to detect. We are also subject to disruptions of our operating systems arising from events that are wholly or partially beyond our control.

Liquidity

Liquidity is essential to our businesses. Our deposit base represents our primary source of liquidity, and we normally have the ability to stimulate deposit growth through our pricing strategies. However, in circumstances where our ability to generate needed liquidity is impaired, we would need access to alternative liquidity sources such as overnight or other short-term borrowings. While we maintain access to alternative funding sources, we are dependent on the counterparty’s willingness to lend to us and their liquidity capacity.

Litigation

The frequency of claims and amount of damages and penalties claimed in litigation and regulatory proceedings against financial institutions remain high. Substantial legal liability or significant regulatory action against us may have material adverse financial effects or cause significant reputational harm.

Financial Statements

The following financial statements are attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01:

(d)	Exhibit No.	Description of Exhibit

2.01
Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of The First National Bank of Florida, Milton, Florida, the Federal Deposit Insurance Corporation and CharterBank, dated as of September 9, 2011 (incorporated herein by reference to Exhibit 2.01 to Charter Financial Corporation’s Form 8-K/A filed with the Securities and Exchange Commission on September 16, 2011).

99.1	Statement of Assets Acquired and Liabilities Assumed at September 9, 2011.

Forward-Looking Statements
This release contains “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and service.  Additional risks that may affect our financial condition and results of performance may be found in our other filings with the SEC, including under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2010.  Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties.  Consequently, no forward-looking statements can be guaranteed.  Except as required by law, the  Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARTER FINANCIAL CORPORATION (Registrant)

Date: November 23, 2011	By:	/s/ Curtis R. Kollar
Curtis R. Kollar
Senior Vice President and Chief Financial Officer